EXHIBIT 10.40

FIRST AMENDMENT TO LICENSE AGREEMENT

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (hereinafter referred to as “First Amendment”) is made and entered into this 18th day of November, 1998, by and between GEORGIA TECH RESEARCH CORPORATION, a non-profit corporation organized and existing under the laws of the State of Georgia and with offices at Georgia Institute of Technology, Centennial Research Building, Atlanta, Georgia 30332-0415 (hereinafter referred to as “GTRC”) and RESTORE THERAPEUTICS, INC., a Georgia corporation with offices at Suite 400, 900 Peachtree Street, Atlanta, Georgia 30309 (hereinafter referred to as “RT”).

W I T N E S S E T H

WHEREAS GTRC and RT entered into a License Agreement, dated the 5th day of March, 1998, for an invention entitled “Poly (Vinyl Alcohol) Cryogel” and the methods employed in the production thereof (hereinafter referred to as the “Invention”), which is the subject of GTRC Invention Disclosure No. 1837, (hereinafter referred to as “License Agreement”) and incorporated herein by reference, and

WHEREAS, GTRC and RT have agreed to amend the terms of said License Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and the sum of one dollar ($1.00) paid to GTRC by RT, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, GTRC and RT do hereby mutually agree to amend the License Agreement as follows:

1. Section 1 of the License Agreement is hereby amended by deleting subsections 1.1 and 1.4, more specifically “Net Selling Price” and “Sales” within the list of Definitions and by adding to subsection 1.3 the words “product or” after the word “any.”:

2. Subsection 2.1 of License Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting a new first sentence in lieu thereof as follows:

“2.1 With respect to the Technology and to the full extent of GTRC’s rights therein, GTRC hereby grants to RT an exclusive, transferable, royalty-free license, with a right of sublicense, to make, sell, distribute, promote, develop, modify, and use Products throughout the Territory.

3. Subsection 3.1.2 of License Agreement is hereby amended by deleting it in its entirety. GTRC acknowledges timely receipt of the monies referred to in Subsection 3.1.1.

4. Subsection 3.2 of License Agreement is hereby amended by deleting it in its entirety and inserting a new subsection 3.2 in lieu thereof as follows:

“3.2 As additional consideration RT shall issue to GTRC a sufficient number of shares of the common stock of RT so that GTRC will own Six percent (6%) of the total number of such shares issued and outstanding by RT. Thereafter, until the occurrence of a “Capital Infusion

Event” (hereafter defined) should RT sell or otherwise issue additional shares of stock, a proportionate number of shares will be issued to GTRC so that Six percent (6%) ownership interest in RT by GTRC shall be maintained after the sale or issuance. Following the occurrence of a Capital Infusion Event and until the occurrence of a Liquidity Event (hereinafter defined), in any subsequent issuance of common stock (other than the grant of stock or options to employees) GTRC shall have the right to purchase an amount of shares, on the same terms and conditions as applies to the shares to be issued, as would be necessary to result in GTRC’s maintaining its percentage ownership of the Corporation. This Subsection 3.2 shall terminate upon the occurrence of a Liquidity Event. A “Capital Infusion Event” means the issuance of less than 50% of the equity of RT at the closing of a transaction in which the amount agreed to be paid for such equity equals or exceeds Two Million U.S. Dollars ($2,000,000). “Liquidity Event” shall mean (i) a sale of substantially all of the assets of the Corporation; (ii) a merger of the Corporation other than to change the state of incorporation or to change the Corporation from a Corporation into some other form of legal entity; (iii) a liquidation, dissolution or winding up of the Corporation; (iv) a sale by the holders thereof in a single transaction or related transactions of 80% or more of the then outstanding equity of the Corporation to a person who is not a holder of equity in the Corporation; (v) the issuance by the Corporation of equity in exchange for total equity of $10,000,000 or more in one or more transactions; or (vi) an Initial Public Offering (as hereafter defined). “Initial Public Offering” shall mean a firm commitment underwritten public offering of shares of Common Stock.

5. Section 3 of the License Agreement is hereby amended by inserting a new subsection 3.3 as follows:

“3.3 Until the occurrence of a Liquidity Event, GTRC agrees not to vote its shares of stock in RT. In the event that such provision is found to be unenforceable, until the occurrence of a Liquidity Event, GTRC shall vote its stock in proportion with all other votes in connection with any matter.”

6. Subsection 4.1 of License Agreement is hereby amended by deleting in its entirety and inserting a new subsection 4.1 in lieu thereof as follows:

“4.1 Subject to this Paragraph, RT may grant sublicenses, provided that each sublicense contains a provision that such sublicense and the rights thereby granted are personal to the sublicensee thereunder and such sublicense cannot be further assigned or sublicensed.”

7. Subsection 4.3 of License Agreement is hereby amended by adding the following sentences to the end of the section as now written and shall read as follows:

“Revenue generated by R&D funding (including for project and technology development) or by ancillary services, such as consulting and/or technical support to the sublicensee, shall not be subject to this Article. This subsection shall be of no further force or effect after March 1, 1999,” provided that by that date at least $500,000.00 has been invested in RT.

8. Section 5 of the License Agreement is hereby amended by deleting it in its entirety, including all of its subsections.

9. Section 6 of the License Agreement is hereby amended by deleting it in its entirety, including all of its subsections.

10. Subsection 7.1 of License Agreement is hereby amended by deleting the phrase “and shall be subject to the terms hereof for the purpose of calculating royalties hereunder” and inserting the following new language at the end thereof:

“7.1 The provision of such information or data and the disclosure of such discovery or improvement shall be subject to the execution of a confidentiality and non-disclosure agreement to the extent information, data or disclosure provided constitutes or is reasonably considered by RT to be proprietary material, confidential information or trade secrets of RT. The terms of such confidentiality and non-disclosure agreement shall be substantially equivalent to those in Section 8 hereof.”

11. Subsection 9.1 of the License Agreement is hereby amended by deleting it in its entirety and inserting a new subsection 9.1 in lieu thereof as follows:

“9.1 As soon as reasonably practicable after the Effective Date of this Agreement, RT shall use good faith efforts to investigate the feasibility of utilizing the Technology to develop Products that may be marketed to industry or the public. GTRC acknowledges that RT cannot give assurance that such Products will be able to be developed, and that, due to the stage of development of the Technology and the need to obtain governmental regulatory approvals, Product development lead time could be 10 years or more.”

12. Subsection 9.2 of the License Agreement is hereby amended by deleting it in its entirety and inserting a new subsection 9.2 in lieu thereof as follows:

“9.2 RT shall provide GTRC with a report by March 31st in each year giving details of development of the Technology, and any relevant FDA approval process action taken, during the preceding calendar year. The provision of such details shall be subject to the execution of a confidentiality and non-disclosure agreement to the extent information provided constitutes or is reasonably considered by RT to be proprietary material, confidential information or trade secrets of RT. The terms of such confidentiality and non-disclosure agreement shall be substantially equivalent to those in Section 8 hereof.”

13. Subsection 11.1 of the License Agreement is hereby amended by deleting the following words at the end of the paragraph:

“other than those costs relating to U.S. Patent Application Number 08/932,029”

and inserting the following words in lieu thereof:

“including those costs relating to U.S. Patent Application Number 08/932,029, in respect of which application RT acknowledges that it has given prior approval. Any application as to which RT pays the costs, fees and expenses described in this Subsection 11.1 shall conclusively be presumed to be Technology with the scope of Section 2.1.”

14. Subsection 11.3 of the License Agreement is hereby amended by deleting the words “RT shall cooperate with GTRC” and inserting in lieu thereof the words “each party shall cooperate with the other.”

15. Subsection 12.2 of the License Agreement is hereby amended by deleting from the middle of the paragraph the following words “provided only that GTRC’s maximum exposure for such costs, fees and expenses shall be the amount of royalties paid and/or payable to GTRC by RT hereunder” and by adding the following sentence to the end thereof:

After all such costs, fees and expenses have been reimbursed, any payments accruing from such action shall be paid to RT. If the recovery in such action is less than costs incurred, GTRC and RT shall share the recovery pro rata based on the proportion of costs paid by each, and for these purposes a ratable portion of salaries of employees and consultants (based on time involved in the action) will be treated as part of such costs.

16. The address for notices to RT in subsection 19.1 of the License Agreement is changed to the following:

Restore Therapeutics, Inc.
Suite 400
900 Peachtree Street
Atlanta, Georgia 30309
Attn: David N. Ku, Ph.D., M.D.

With a Copy to:
Robert B. Braden
931 Ponce de Leon Ave.
Atlanta, Georgia 30307

17. Subsection 26.1 of the License Agreement is hereby amended by deleting the first sentence thereof in its entirety and by adding the following sentence to the end thereof:

Notwithstanding the preceding, this Agreement is assignable by RT at any time (i) in connection with any company restructuring relating to a Capital Infusion Event, or (ii) after one (1) year from the effective date of this Agreement.

18. Except as amended by the First and Second Amendments, all of the terms and conditions of the License Agreement, as originally drafted, shall remain in full force and effect. The terms of the License Agreement shall be subject to the terms of that certain Agreement which Allows an Industrial Sponsor to Purchase Patent Rights Resulting from the Project on or about the date hereof between GTRC, GIT and RT (hereinafter referred to as “Sponsor Agreement”) and in the event of a conflict between the terms of the License Agreement and the terms of the Sponsor Agreement, the Sponsor Agreement shall control.

IN WITNESS WHEREOF, RT and GTRC have caused this First Amendment to License Agreement to be executed by their duly authorized officers on the day and year first above written.

RESTORE THERAPEUTICS, INC.		GEORGIA TECH RESEARCH CORPORATION

By:	/s/ David N. Ku	By:	/s/ Barry Rosenberg

Typed Name:	David N. Ku	Typed Name:	Barry Rosenberg

Title:	President	Title:	Director, Technology Licensing

Date:	11/18/98	Date:	11/18/98

		By:	/s/ G. Duane Hutchison

		Typed Name:	G. Duane Hutchison
		Title	Asst. Secretary & Asst. Treasurer